Exhibit 99.2

PRO FORMA FINANCIAL STATEMENTS

Almana Networks International, Inc. and MDI, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements of MDI, Inc., (“MDI”) have been prepared to indicate how the financial statements of MDI might have looked if the acquisition of Almana Networks International, Inc. (“ANI”) into a subsidiary of MDI and the transactions related to the acquisition had occurred as of June 30, 2009.

The acquisition has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations. The combination of the two companies is recorded as a recapitalization of the Company pursuant to which ANI is treated as the accounting acquirer and MDI is the legal acquirer. The pro forma condensed financial statements have been prepared using the historical financial statements of MDI as of and for the quarter ended June 30, 2009. The adjustments to those historical statements in the pro forma presentation reflect the following events:

The pro forma condensed financial statements should be read in conjunction with the historical financial statements of MDI and ANI. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of the actual financial condition or results of operations that MDI would have realized had the merger occurred on June 30, 2009 Also, the pro forma financial statements are not indicative of the financial condition or results of operations of MDI that may be reported in the future.

ALMANA NETWORKS INTERNATIONAL, INC. AND MDI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except share and per share data)

Almana Networks	MDI, Inc.	Sale of Security
International, Inc. (A)	Systems (B)	Systems (C)	Pro Forma Adjustments	Pro Forma Combined
Net sales	––	$7,560	$2,982	$––	$4,578
Cost of sales (exclusive of depreciation shown separately below)	––	5,996	1,684	––	4,312
Gross profit	––	1,564	1,298	––	266
Other operating costs:
Selling, general and administrative	15	3,417	2,677	755
Asset and goodwill impairment	––	6,011	––	––	6,011
Depreciation and amortization	––	175	108	––	67
15	9,603	2,785	––	6,833

Operating loss	(15)	(8,039)	(1,487)	––	(6,567)
Other income (expense):
Interest income (expense), net	––	(207)	18	15	(D)
Gain (loss) on sale or disposal of assets	––	417	417	––	––
Other, net	––	210	435	15	(210)
Income (loss) before income taxes and discontinued operations	(15)	(7,829)	(1,052)	15	(6,777)
Income taxes	––	(5)	(1)	––	(4)
Income (loss) from continuing operations	(15)	(7,834)	(1,053)	15	(6,781)
Income (loss) from discontinued operations	––	221	––	(221	)(E)	––
Net income (loss)	(15)	(7,613)	(1,053)	(206)	(6,781)
Dividend requirements on preferred stock	––	(10)	––	––	(10)
Net loss allocable to common stockholders	$(15)	$(7,623)	(1,053)	$(206)	$(6,791)
Basic and diluted loss per share from:
Continuing operations	––	(2.20)	––	––	(0.52)
Discontinued operations	––	0.06	––	(0.02)	––
Basic and diluted loss per share	$––	$(2.14)	$––	$(0.02)	$(0.52)

Basic and diluted weighted average shares outstanding:	––	3,563,438	(F)	––	9,500,000	(F)	13,063,438

Pro forma adjustments are computed assuming the acquisiton of MDI, Inc ("MDI") was consummated on June 30, 20090.

(A)

Represents Almana Networks International, Inc. ("ANI") historical statement of operations for the period from inception (June 3, 2009) through June 30, 2009.

(B)

Represents MDI, Inc. ("MDI") historical statement of operations for the six months ended June 30, 2009.

(C)

Represents revenue and expenses associated with the sale of MDI's security systems business.

(D)

Represents interest earned on $750,000 promissory note at the rate of 4% per annum.

(E)

FAS Construction Management, Inc. was sold on April 14, 2009.  The results of discontinued operations are being eliminated  from the six-month period.

(F)

Represents common shares outstanding subsequent to MDI's 1-for-10 reverse split that was effective on August 25, 2009, and  the issuance of 9,500,000 shares of MDI common stock in exchange for all the shares of ANI common stock.

ALMANA NETWORKS INTERNATIONAL, INC. AND MDI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AT JUNE 30, 2009

(in thousands, except share and per share data)

	Almana Networks	MDI, Inc.	Sale of Security
	International, Inc. (A)	Systems (B)	Systems (C)	Pro Forma Adjustments		Pro Forma Combined
Current Assets:
Cash and cash equivalents	$––	$372	$295	$1,000	(E)	$1,077
Restricted cash	––	72	––	––		72
Accounts receivable	––	1,637	504			1,133
Inventories	––	376	376	––		––
Other current assets	––	269	263			6
Total current assets	––	2,726	1,438	1,000		2,288

Property and equipment, net	––	5,778	823	––		4,955

Intangible assets				537	(D)	537
Goodwill	––	1,000	1,000	156	(D)	156
Note receivable - convertible	––			750	(D)	750
Other non current assets	$––	$502	71	$––		$431
Total assets	––	10,006	3,332	2,443		9,117

Current Liabilities:
Accounts payable	$15	$2,244	1,362	$––		$897
Accrued expenses	––	1,093	993	258	(D)	358
Deferred income	––	302	17			285
Other liabilities	––	168	112	––		56
Notes payable	––	5,500	––	––		5,500
Total Liabilities	15	9,307	2,484	258		7,096

Stockholders’ Equity:
Preferred stock	––	977	––	––		977
Common Stock - ANI				1	(D)	––
				(1	)(D)
Common stock- MDI	––	356	––	40	(E)	171
				95	(D)
				(320)	(F)
Additional paid in capital	––	146,798	––	(148,280)	(F)	888
				320	(F)
				960	(E)
				1,090	(D)
Accumulated deficit	(15)	(147,432)	848	148,280	(F)	(15)

Total stockholders’ equity	(15)	699	848	2,185		2,021
Total liabilities and stockholders’ equity	$––	$10,006	3,332	$2,443		$9,117

Pro forma adjustments are computed assuming the acquisition of MDI, Inc. ("MDI") was consummated on June 30, 2009.

(A)

Represents Almana Network International, Inc. ("ANI") historical balance sheet as of June 30, 2009.

(B)

Represents MDI historical balance sheet as of June 30, 2009.

(C)

Represents assets and liabilities of MDI sold on September 8, 2009.

(D)

Represents the issuance of 9,500,000 shares of MDI common stock in exchange for all the shares of ANI common stock and the allocation of the purchase price to intangible assets, goodwill, and the note receivable pursuant to the sale of the security business.  The variance from the actual financial assets and liabilities that were assumed on September 8, 2009, is reflected as in increase in accrued expenses.

(E)

Represents the issuance of 4,000,000 shares of common stock and warrants for net proceeds of $1,000,000.

(F)

Represents adjustments of equity accounts to reflect reverse acquisition, including the effects of MDI's 1-for-10 reverse split that was effective on August 25, 2009.